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                                                                   Exhibit 10.64

                                 FIRST AMENDMENT
                             EMPLOYMENT AGREEMENT -
                MICHAEL A. WOLF, PRESIDENT/CEO; OFFICER; DIRECTOR
                                FEBRUARY 9, 1998


         WHEREAS, MotivePower Industries, Inc. (previously named MK Rail Corporation), a Delaware Corporation (the "Corporation" or "Company"), and Michael A. Wolf (the "President/CEO") have entered into an Employment Agreement dated July 1, 1996 (the "Agreement"); and
         WHEREAS, the Corporation and the President/CEO mutually desire to amend the Agreement to modify the obligation of the Corporation in the event of a Change of Control;
         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereby agree to amend the Agreement in the following respects:

          First: Clause 3.2 "Lump Sum Signing Bonus" is hereby deleted in its entirety since the July 1, 1997 date has been satisfied.

         Second: Clause 3.4, paragraphs (a) and (b) are hereby partially deleted and replaced with schedule incentive for acceleration of stock options and lapsing of restrictions providing certain defined EPS results are obtained. Such grants shall be made under the Corporation's Stock Incentive Plan, a copy of which has been provided to the President/CEO.

          Third: Clause 5.2, paragraphs (c) and (e) are hereby deleted in their entirety and replaced with (c) will continue for a period of two years substantially similar to that provided during employment.

         Fourth: Clause 5.3 (1) of the Agreement shall include "pooling" of equities or any other action with the intent of merger.

          Fifth: Clauses 5.3(3), 5.3(5), and 5.3(b)(3) are hereby deleted as a result of the events having occurred in total and no longer applies to the Agreement.

           Sixth:     Add Clause 5.3(c)(3) as follows:

                            The President/CEO may unilaterally terminate his employment hereunder at any time within ninety (90) days of a Change of Control by giving written notice to the Corporation in which event he shall be entitled, in lieu of


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                      any further salary and bonus payments, to the following
                      amounts: (i) a lump sum payment equal to two times the sum of (a) the President/CEO's annual base salary, at the rate in effect immediately preceding his termination or immediately preceding the Change in Control, whichever is greater, and (b) the amount of the President/CEO's annual bonus compensation inclusive of any and all discretionary awards received either for the year prior to his termination of employment or the year prior to the Change of Control or the amount of the President/CEO's Max. Target Bonus for such years, whichever of the four possible amounts is greater and where or not compensated in cash and/or stock awards.

         Seventh:     Add Clause 5.3(c)(4) as follows:

                            The restrictions on all shares of Restricted Stock shall lapse immediately prior to a Change in Control and all stock options for shares of the Corporation and any SARS referred to in the Agreement shall vest immediately prior to the Change in Control.

          Eighth:     Add Clause 5.3(c)(5) as follows:
                            Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the President/CEO in connection with Change of Control or the Termination of his Employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change of Control or any person affiliated with the Corporation or the person.)(all such payments and benefits being hereinafter referred to as the "Total Payments") is subject (in whole or in part) to the excise tax (the "Excise Tax") imposed under Section 4999 of the I.R.S. Code of 1986 as amended (the "Code") or any similar tax imposed by any successor provisions of the income tax laws, then the Corporation will reimburse the President/CEO in an amount equal to the "Tax Gross-up Amount" as defined below. The Tax Gross-up amount is equal to the sum of the Excise Tax, any other similar tax and the amount of any other additional tax, including any additional Federal, State or Local income tax arising as a result of any payment in cash, cash equivalents or stock, which sum may be due and payable by the President/CEO, Spouse, Estate or withheld by the Corporation in connection with the provisions set herein (collectively the "Total Taxes") so that the President/CEO, spouse or estate receives actual payments or benefits after payment or withholding in an amount no less than that which would have been received if no obligation for Total Taxes had arisen.

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          Ninth:      Add Clause 5.3(c)(6) as follows:

                            If the President/CEO's employment is terminated by the Corporation, or any successor thereto following a Change of Control, then such termination will be treated as if the President/CEO had otherwise elected to terminate his employment and given notice thereof to the Corporation pursuant to this provision.



                                       MotivePower Industries, Inc.

                                       By: /s/ MOTIVEPOWER
                                           ---------------------------------

                                       Date:  2/11/98
                                             -------------------------------

                                       Michael A. Wolf

                                       By: /s/ Michael A. Wolf
                                           ---------------------------------

                                       Date:  2/11/98
                                             -------------------------------


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                      FIRST AMENDMENT - SCHEDULE CLAUSE 3.4
                     EMPLOYMENT AGREEMENT - MICHAEL A. WOLF
                 (STOCK OPTIONS AND RESTRICTED STOCK EXERCISING)


PURPOSE: To have the Board of Directors recognize superior performance since time of employment and to provide an added time-based incentive to enhance and increase Company's earnings performance over the next two years.

WHAT: The original 7/1/96 agreement envisioned a 5 year time frame to maximize shareholder value supported by an approved BDP (Business Development Plan) strategy. By accelerating by one year the time of the awarded stock options' exercise dates for 240,000 common shares consisting of 120,000 July 1, 1999 and 120,000 July 1, 2000, and the 100,000 common stock restricted as to their ability to be sold by providing for the restrictions to lapse at the close of business on June 30, 1999 for 50,000 shares and June 30, 2000 or 50,000 shares respectively.

MEASURE: The measurement will be in consideration of the actual earnings per share achieved of $1.45/sh. Dec. 31, 1998 on the basic common shares outstanding of 17,644,000 for 1998 and/or 1999 combined:


                                    ------------------------------------------
                                          Years          E.P.S.     % Increase
                 -------------------------------------------------------------
                 Actual                     1995          (2.34)         N.M.
                 -------------------------------------------------------------
                 Actual                     1996         $  .66          N.M.
                 -------------------------------------------------------------
                 Actual                     1997         $1.16            77%
                 -------------------------------------------------------------
                 Original B.D.P.            1998         $1.25            15%
                 -------------------------------------------------------------
                 Base Incentive             1998         $1.45            25%
                 -------------------------------------------------------------
                 Base Incentive             1999         $1.95            35%
                 -------------------------------------------------------------
                 Combined Years      1998 & 1999         $3.40            30%
                 -------------------------------------------------------------


                 In the event that $1.45 is not attained in 1998 but the total of 1998 and 1999 combined results does total $3.40 or greater, then the acceleration will be effected accordingly for both the remaining unexercisable stock options and the restricted stock to July 1, 2000.